Exhibit 99.2

GLOBAL MEDICAL REIT INC. BOARD DECLARES 2025 SECOND QUARTER COMMON AND PREFERRED DIVIDENDS

May 28, 2025 4:05pm EST

BETHESDA, Md.--(BUSINESS WIRE)-- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical real estate investment trust (REIT) that acquires healthcare facilities and leases those facilities to physician groups and regional and national healthcare systems, announced today that its Board of Directors (“Board”) has declared the Company’s 2025 second quarter common and preferred dividends.

Common Dividend

The Board has declared the Company’s 2025 second quarter cash dividend of $0.15 per share of common stock and unit, which is payable on July 9, 2025 to common stockholders and unitholders of record as of June 20, 2025.

The Company has prepared an updated investor presentation which contains certain information about the dividend that is available at www.globalmedicalreit.com on the “Investor Relations” page.

Series A Preferred Dividend

The Board has also declared a quarterly cash dividend of $0.46875 per share on its Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), which is payable on July 31, 2025, to Series A Preferred stockholders of record as of July 15, 2025. This represents the Company’s quarterly dividend on its Series A Preferred Stock for the period from April 30, 2025 through July 30, 2025.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a net-lease medical REIT that acquires healthcare facilities and leases those facilities to physician groups and regional and national healthcare systems. Additional information on GMRE can be obtained on its website at www.globalmedicalreit.com.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

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Investors:
Stephen Swett

Stephen.swett@icrinc.com

(203) 682-8377

Source: Global Medical REIT Inc.

Released May 28, 2025